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                                                                    EXHIBIT 99.3



                       AMERICAN INTERNATIONAL GROUP, INC.


                            OFFER TO EXCHANGE UP TO


                    $500,000,000 2.875% NOTES DUE 2008; AND


                      $1,000,000,000 4.250% NOTES DUE 2013


          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933



                                      FOR



                          ALL OUTSTANDING UNREGISTERED


                           2.875% NOTES DUE 2008; AND


                             4.250% NOTES DUE 2013



To DTC Participants:



     We are enclosing herewith the materials listed below relating to the offer (the "Exchange Offer") by American International Group, Inc. (the "Company") to exchange up to $500,000,000 aggregate principal amount of its 2.875% Notes Due 2008 (the "New 5-Year Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for $500,000,000 aggregate principal amount of its outstanding unregistered 2.875% Notes Due 2008 (the "Old 5-Year Notes") and up to $1,000,000,000 aggregate principal amount of its 4.250% Notes Due 2013 (the "New 10-Year Notes" and, together with the New 5-Year Notes, the "New Notes"), which have been registered under the Securities Act, for $1,000,000,000 aggregate principal amount of its outstanding unregistered 4.250% Notes Due 2013 (the "Old 10-Year Notes" and, together with the Old 5-Year Notes, the "Old Notes"), upon the terms and subject to the conditions set forth in the
Prospectus dated           , 2004 and the related Letter of Transmittal.



     Enclosed herewith are copies of the following documents:



     1.  Prospectus dated           , 2004;



     2.  Letter of Transmittal;



     3.  Notice of Guaranteed Delivery;



     4.  Instruction to Registered Holder from Beneficial Owner; and



     5. Letter to Clients, which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.



     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE
OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON           , 2004 UNLESS
EXTENDED BY THE COMPANY.



     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.



     Pursuant to the Letter of Transmittal, each tendering holder of Old Notes (a "Holder") will represent to the Company that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is engaging or intends to engage in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any broker-dealer or any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and prospectus delivery requirements

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of the Securities Act, in connection with a secondary resale transaction of the
New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991) or the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement and (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an "affiliate" of the Company, as defined under Rule 405 under the Securities Act. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Old Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



     The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by beneficial owner of Old Notes held by you to make the foregoing representations and warranties on behalf of such beneficial owner.



     The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer, on the transfer of Old Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.



     Any inquiries you may have relating to the procedure for tendering or withdrawing tenders may be addressed to, and additional copies of the enclosed materials may be obtained from the Exchange Agent at:



     The Bank of New York


     Corporate Trust Operations


     Reorganization Unit


     101 Barclay Street -- 7 East


     New York, NY 10286


     Attention: Ms. Diane Amoroso


     By Facsimile: (212) 298-1915


     By Telephone: (212) 815-3738



All other questions regarding the Exchange Offer should be addressed to Director of Investor Relations at the Company at telephone number 212-770-6293.



                                         Very truly yours,



                                         AMERICAN INTERNATIONAL GROUP, INC.



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.


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